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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b).
(Amendment No. 2)*

TTM Technologies, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

87305R109

(CUSIP Number)

September 29, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[x] Rule 13d-1(d)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87305R109		SCHEDULE 13G	Page 2 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Circuit Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 3,403,254

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 3,403,254

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,254

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%

12	TYPE OF REPORTING PERSON* 00

CUSIP No. 87305R109		SCHEDULE 13G	Page 3 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thayer Equity Investors III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 1,356,663

	6	SHARED VOTING POWER 3,403,254

	7	SOLE DISPOSITIVE POWER 1,356,663

	8	SHARED DISPOSITIVE POWER 3,403,254

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,759,917

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.9%

12	TYPE OF REPORTING PERSON* PN

CUSIP No. 87305R109		SCHEDULE 13G	Page 4 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thayer Equity Investors IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 1,202,470

	6	SHARED VOTING POWER 3,403,254

	7	SOLE DISPOSITIVE POWER 1,202,470

	8	SHARED DISPOSITIVE POWER 3,403,254

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,605,724

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.5%

12	TYPE OF REPORTING PERSON* PN

CUSIP No. 87305R109		SCHEDULE 13G	Page 5 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TC Circuits, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 43,861

	6	SHARED VOTING POWER 3,403,254

	7	SOLE DISPOSITIVE POWER 43,861

	8	SHARED DISPOSITIVE POWER 3,403,254

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,447,115

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.6%

12	TYPE OF REPORTING PERSON* OO

CUSIP No. 87305R109		SCHEDULE 13G	Page 6 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Frederic V. Malek

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 6,006,248

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 6,006,248

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,006,248

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15%

12	TYPE OF REPORTING PERSON* IN

CUSIP No. 87305R109		SCHEDULE 13G	Page 7 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Carl J. Rickertsen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 4,803,778

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 4,803,778

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,803,778

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%

12	TYPE OF REPORTING PERSON* IN

CUSIP No. 87305R109		SCHEDULE 13G	Page 8 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Paul G. Stern

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 4,803,778

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 4,803,778

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,803,778

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%

12	TYPE OF REPORTING PERSON* IN

CUSIP No. 87305R109		SCHEDULE 13G	Page 9 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey W. Goettman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 4,605,724

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 4,605,724

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,605,724

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.5%

12	TYPE OF REPORTING PERSON* IN

CUSIP No. 87305R109		SCHEDULE 13G	Page 10 of 17 Pages

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Daniel M. Dickinson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)[ ]
(b)[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 4,605,724

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 4,605,724

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,605,724

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.5%

12	TYPE OF REPORTING PERSON* IN

CUSIP No. 87305R109	SCHEDULE 13G	Page 11 of 17 Pages

Item 1.

(a)	Name of Issuer: TTM Technologies, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

2630 South Harbor Boulevard
Santa Ana, California 92704

Item 2.

(a)	Name of Person Filing:

                    This Statement is being filed on behalf of each of the persons named in paragraphs (i) through (ix) below (collectively, the “Reporting Persons”), pursuant to their written agreement to the joint filing of this Statement. Except as stated otherwise, the following information is furnished with respect to each of the Reporting Persons:

(i)	Circuit Holdings, L.L.C.
(ii)	Thayer Equity Investors III, L.P.
(iii)	Thayer Equity Investors IV, L.P.
(iv)	TC Circuits, L.L.C.
(v)	Frederic V. Malek
(vi)	Carl J. Rickertsen
(vii)	Paul G. Stern
(viii)	Jeffrey W. Goettman
(ix)	Daniel M. Dickinson

Thayer Equity Investors III, L.P. (“Thayer III”) is the managing member of Circuit Holdings, L.L.C. Thayer Equity Investors IV, L.P. (“Thayer IV”), and TC Circuits, L.L.C. are members of Circuit Holdings, L.L.C. TC Equity Partners, L.L.C. and TC Equity Partners IV, L.L.C. are the general partners of Thayer III and Thayer IV, respectively. TC Co-Investors, LLC is the managing member of TC Circuits, L.L.C. TC Management Partners, L.L.C. is the managing member of TC Co-Investors, LLC. Messrs. Rickertsen, Malek and Stern are managing members of TC Equity Partners, L.L.C. and TC Management Partners, L.L.C. Messrs. Malek, Goettman and Dickinson are managing members of TC Equity Partners IV, L.L.C.

(b)	Address of Principal Business Office or, if none, Residence:

The principal business office of each Reporting Person is:

1455 Pennsylvania Avenue, N.W.
Suite 350
Washington, D.C. 20004

(c)	Citizenship:

                    Each of Thayer Equity Investors III, L.P. and Thayer Equity Partners IV, L.P. is a Delaware limited partnership. Circuit Holdings, L.L.C. and TC Circuits, L.L.C. are Delaware limited liability companies. Each of Messrs. Malek, Rickertsen, Stern, Dickinson and Goettman is a United States citizen.

(d)	Title of Class of Securities: Common Stock, par value $0.001 per share.

(e)	CUSIP Number: 87305R109

CUSIP No. 87305R109	SCHEDULE 13G	Page 12 of 17 Pages

Item 3.

Not applicable.

Item 4.	Ownership

     The information in items 1 and 5 through 11 on the cover page(s) on this Schedule 13G is hereby incorporated by reference.

Item 5.	Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable.

Item 8.	Identification and Classification of Members of the Group.

     Not applicable.

Item 9.	Certifications.

     Not applicable.

CUSIP No. 87305R109	SCHEDULE 13G	Page 13 of 17 Pages

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Dated:	October 2, 2003

CIRCUIT HOLDINGS, L.L.C.,		THAYER EQUITY INVESTORS III, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	Thayer Equity Partners III, L.P.,	By:	TC Equity Partners, L.L.C.,
	a Delaware limited partnership,		Delaware limited liability company,
	its managing member		its General Partner

	/s/ Barry E. Johnson		/s/ Barry E. Johnson

	Barry E. Johnson		Barry E. Johnson
	Secretary, Treasurer and		Secretary, Treasurer and
	Chief Financial Officer		Chief Financial Officer

THAYER EQUITY INVESTORS IV, L.P.,		TC CIRCUITS, LLC,
a Delaware limited partnership		a Delaware limited liability company

By:	TC Equity Partners IV, L.L.C.,	By:	TC Co-Investors, L.L.C.
	a Delaware limited liability company,		a Delaware limited liability company,
	its General Partner		its Managing Member

	/s/ Barry E. Johnson	By:	TC Management Partners, L.L.C.
a Delaware limited liability company,
	Barry E. Johnson		its Managing Member
Secretary, Treasurer and
	Chief Financial Officer		/s/ Barry E. Johnson

Barry E. Johnson
Secretary, Treasurer and
Chief Financial Officer

FREDERIC V. MALEK	CARL J. RICKERTSEN

/s/ Barry E. Johnson	/s/ Barry E. Johnson

Barry E. Johnson, Attorney-in-Fact	Barry E. Johnson, Attorney-in-Fact

PAUL G. STERN	JEFFREY W. GOETTMAN

/s/ Barry E. Johnson	/s/ Barry E. Johnson

Barry E. Johnson, Attorney-in-Fact	Barry E. Johnson, Attorney-in-Fact

CUSIP No. 87305R109	SCHEDULE 13G	Page 14 of 17 Pages

DANIEL M. DICKINSON

/s/ Barry E. Johnson

Barry E. Johnson, Attorney-in-Fact

CUSIP No. 87305R109	SCHEDULE 13G	Page 15 of 17 Pages

EXHIBIT LIST

Exhibit No.	Title

A	Joint Filing Agreement dated March 6, 2002, among Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P., TC Circuits, L.L.C., Frederic V. Malek, Carl J. Rickertsen, Paul G. Stern and Jeffrey W. Goettman*
B	Joint Filing Agreement dated October 2, 2003, among Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P., TC Circuits, L.L.C., Frederic V. Malek, Carl J. Rickertsen, Paul G. Stern and Jeffrey W. Goettman

*	Incorporated by reference to Exhibit A to the Schedule 13G/A of the Thayer Entities with respect to the Common Stock of the Company, filed on March 8, 2002.

CUSIP No. 87305R109	SCHEDULE 13G	Page 16 of 17 Pages

EXHIBIT B

     Each of the undersigned hereby agree to file this schedule jointly pursuant to Rule 13-d-1(k)(l).

		Dated:	October 2, 2003

CIRCUIT HOLDINGS, L.L.C.,		THAYER EQUITY INVESTORS III, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	Thayer Equity Partners III, L.P.,	By:	TC Equity Partners, L.L.C.,
	a Delaware limited partnership,		Delaware limited liability company,
	its managing member		its General Partner

	/s/ Barry E. Johnson		/s/ Barry E. Johnson

	Barry E. Johnson		Barry E. Johnson
	Secretary, Treasurer and		Secretary, Treasurer and
	Chief Financial Officer		Chief Financial Officer

THAYER EQUITY INVESTORS IV, L.P.,		TC CIRCUITS, LLC,
a Delaware limited partnership		a Delaware limited liability company

By:	TC Equity Partners IV, L.L.C.,	By:	TC Co-Investors, L.L.C.
	a Delaware limited liability company,		a Delaware limited liability company,
	its General Partner		its Managing Member

	/s/ Barry E. Johnson	By:	TC Management Partners, L.L.C.
a Delaware limited liability company,
	Barry E. Johnson		its Managing Member
Secretary, Treasurer and
	Chief Financial Officer		/s/ Barry E. Johnson

Barry E. Johnson
Secretary, Treasurer and
Chief Financial Officer

FREDERIC V. MALEK	CARL J. RICKERTSEN

/s/ Barry E. Johnson	/s/ Barry E. Johnson

Barry E. Johnson, Attorney-in-Fact	Barry E. Johnson, Attorney-in-Fact

PAUL G. STERN	JEFFREY W. GOETTMAN

/s/ Barry E. Johnson	/s/ Barry E. Johnson

Barry E. Johnson, Attorney-in-Fact	Barry E. Johnson, Attorney-in-Fact

CUSIP No. 87305R109	SCHEDULE 13G	Page 17 of 17 Pages

DANIEL M. DICKINSON

/s/ Barry E. Johnson

Barry E. Johnson, Attorney-in-Fact